Exhibit (a)(1)(F)

Forms of Reminder and Last Day E-mails

To: All Eligible Participants

Subject: OncoSec’s Exchange Offer Closes Soon

A letter was sent to you on November 16, 2016, from Andrew Cronauer that provided you with instructions about how to participate in the OncoSec Medical Incorporated (“OncoSec”) Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer”). If you would like to take advantage of this opportunity, you must submit a properly completed and signed copy of the election and withdrawal form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, on December 14, 2016 (unless we extend the offer period), by:

Andrew Cronauer

OncoSec Medical Incorporated

Fax: 858-430-3832

E-mail: acronauer@oncosec.com

If you have already made your election and wish to make any changes, you must do so before the Exchange Offer deadline: 9:00pm Pacific Time, December 14, 2016.

Only responses that are complete, signed, and actually received by Andrew Cronauer at OncoSec by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Questions about the offer or requests for assistance should be made by calling Andrew Cronauer at 858-230-8770, or by e-mail at acronauer@oncosec.com. We will attempt to respond to all questions.

Please do not reply to this message.

The OncoSec Offer to Exchange Certain Stock Options for New Stock Options expires at 9:00 p.m., Pacific Time, December 14, 2016. Please note that all times described for the Stock Option Exchange Program are Pacific Time, regardless of your location. If you have questions, please e-mail acronauer@oncosec.com.

To: All Eligible Participants

Subject: OncoSec’s Exchange Offer Closes Today

Today is the last day to elect to exchange your eligible stock options as part of the OncoSec Medical Incorporated (“OncoSec”) Offer to Exchange Certain Stock Options for New Stock Options (referred to as the “Exchange Offer”). The Exchange Offer will expire at 9:00 p.m., Pacific Time, today, December 14, 2016.

If you would like to take advantage of this opportunity, you must submit a properly completed and signed copy of the election and withdrawal form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) before 9:00 p.m., Pacific Time, today, December 14, 2016 (unless we extend the offer period), by:

Andrew Cronauer

OncoSec Medical Incorporated

Fax: 858-430-3832

E-mail: acronauer@oncosec.com

If you have already made your election and wish to make any changes, you must do so before the Exchange Offer deadline: 9:00pm Pacific Time, today, December 14, 2016.

Only responses that are complete, signed, and actually received by Andrew Cronauer at OncoSec by the deadline will be accepted. Responses submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

We are sending this e-mail to you to notify you of the final exchange ratios and the exercise price of new stock options. Below is a table that you can use to calculate the number of shares that would be subject to each new stock option compared to the number of shares subject to your eligible stock options based on the final exchange ratios.

Final Exchange Ratios Applicable to Eligible Old Options.

Based on a per share stock price of $X.XX, which was the closing price of our common stock on December 14, 2016, the final exchange ratios applicable to eligible stock options are as follows:

Exercise Price of Eligible Stock Option Less than $3.00	Exchange Ratio (1) Ineligible
$3.00 – $9.99	2:1
$10.00 or more	3:1

(1) If application of the applicable exchange ratio to a particular new stock option to be granted in exchange for an eligible stock option tendered results in a fractional share, the number of shares underlying the new stock option will be rounded down to the nearest whole share. No consideration will be paid for such fractional shares.

Exercise Price.

The new stock options will be granted with an exercise price equal to $X.XX, which was the closing price of our common stock today, December 14, 2016.

Questions about the offer or requests for assistance should be made by calling Andrew Cronauer at 858-230-8770, or by e-mail at acronauer@oncosec.com. We will attempt to respond to all questions.

This notice does not constitute the Exchange Offer. The full terms of the offer are described in the Exchange Offer and the related election and withdrawal form.

The OncoSec Offer to Exchange Certain Stock Options for New Stock Options expires at 9:00 p.m., Pacific Time, today, December 14, 2016. Please note that all times described for the Stock Option Exchange Program are Pacific Time, regardless of your location. If you have questions, please e-mail acronauer@oncosec.com.

Please do not reply to this message.